As filed with the Securities and Exchange Commission on July 11, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEMGROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-3533152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, OK 74136-4216

(Address of Principal Executive Offices)

SemGroup Employee Stock Purchase Plan

(Full title of the plan)

Candice L. Cheeseman

General Counsel and Secretary

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(918) 524-8100

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Robert J. Melgaard, Esq.

Conner & Winters, LLP

4000 One Williams Center

Tulsa, Oklahoma 74172

(918) 586-5711

(918) 586-8673 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, $0.01 par value	1,000,000	$57.11	$57,110,000	$7,790

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares of Class A Common Stock that may become issuable pursuant to the above-named plan to prevent dilution resulting from any future stock dividend, stock split, recapitalization or other similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, on the basis of $57.11 per share, the average of the high and low sales prices for the Class A Common Stock as reported on the New York Stock Exchange on July 5, 2013.

INTRODUCTION

This Registration Statement on Form S-8 is filed by SemGroup Corporation (the “Registrant”) to register 1,000,000 shares of the Registrant’s Class A Common Stock issuable to eligible participants under the SemGroup Employee Stock Purchase Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Commission under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission (other than any portions of such filings that are furnished rather than filed under applicable Commission rules) are incorporated by reference in this Registration Statement:

(1) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 1, 2013, as amended by Amendment No. 1 thereto, filed on March 1, 2013, and as further amended by Amendment No. 2 thereto, filed on June 14, 2013;

(2) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 9, 2013;

(3) the Registrant’s Current Reports on Form 8-K filed with the Commission on January 14, 2013, April 24, 2013, May 6, 2013, May 23, 2013, June 3, 2013, June 11, 2013 and June 20, 2013; and

(4) the description of the Registrant’s Class A Common Stock contained in Amendment No. 4 to the Registration Statement on Form 10, filed on October 29, 2010, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys at Conner & Winters, LLP owned 300 shares of the Registrant’s Class A Common Stock and 5,400 common units of Rose Rock Midstream, L.P. (“Rose Rock”). Rose Rock’s common units trade on the New York Stock Exchange under the symbol “RRMS.” The Registrant owns a 2% general partner interest and a 58.2% limited partner interest in Rose Rock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants the Registrant the authority to indemnify each of the Registrant’s directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer that is made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or otherwise), by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant or by reason of the fact that such director or officer, at the Registrant’s request, is or was serving as a director, officer, employee or agent of any other corporation or other entity, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, that in the case of an action, suit or proceeding against a director or officer that is brought by the Registrant or in the Registrant’s right, the Registrant may indemnify such director or officer only in respect of expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer; provided further, that no such indemnity for expenses may be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Registrant unless, and only to the extent that, either the Delaware Court of Chancery or the court in which the action, suit or proceeding against such director or officer was brought shall determine upon application that, despite the adjudication of liability to the Registrant but in view of all the circumstances of the case, such director or officer is nevertheless fairly and reasonably entitled to indemnity from the Registrant for such expenses in an amount deemed proper by such court.

Unless ordered by a court, the determination of whether a then sitting director or officer has met the applicable standard for indemnity, i.e., that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the Registrant’s stockholders.

Section 145 of the DGCL also authorizes the Registrant to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any action, suit or proceeding against the director or officer prior to a determination of whether the director or officer is actually entitled to indemnity and to purchase insurance for the benefit of a director or officer against any liability that may be incurred by reason of the fact that the insured was or is a director or officer, regardless of whether the liability insured could have legally been indemnified by the Registrant.

Pursuant to the authority granted the Registrant by Section 145 of the DGCL, the Registrant has provided in the Registrant’s amended and restated certificate of incorporation and bylaws for the indemnification of and advancement of expenses to the Registrant’s directors to the fullest extent authorized or permitted by law as from time to time in effect; provided, however, the Registrant is required to indemnify, or advance expenses to, any such director in connection with an action, suit, claim or proceeding initiated by such director only if the initiation of such action, suit, claim or proceeding has been authorized or ratified by the Registrant’s Board of Directors. The Registrant’s bylaws provide that the Registrant may, to the extent authorized by the Registrant’s Board of Directors, grant rights of indemnification and the advancement of expenses (including attorney’s fees) to the Registrant’s officers. The Registrant’s Board of Directors has authorized indemnification of, and advancement of expenses to, the Registrant’s officers serving as such on or after December 1, 2009. The rights authorized by the Registrant’s Board of Directors for the indemnification of, and advancement of expenses to, the Registrant’s officers serving as such on or after December 1, 2009 are the same rights that have been afforded the Registrant’s directors pursuant to the Registrant’s amended and restated certificate of incorporation and bylaws.

The employment agreement between SemManagement, L.L.C., the Registrant’s wholly owned subsidiary, and Norman J. Szydlowski, the Registrant’s President and Chief Executive Officer, provides Mr. Szydlowski with indemnification to the maximum extent permitted by the Registrant’s amended and restated certificate of incorporation and bylaws, provided such indemnification shall be on terms no less favorable than provided to any of the Registrant’s other executive officers or directors pursuant to a separate written indemnification agreement. Pursuant to the employment agreement, the Registrant has also agreed to maintain commercially reasonable directors’ and officers’ insurance covering Mr. Szydlowski in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature as the Registrant.

The Registrant has also purchased a policy of insurance for the benefit of the Registrant’s directors and officers that provides standard liability coverage.

As permitted by Section 102 of the DGCL, the Registrant’s amended and restated certificate of incorporation provides that each of the Registrant’s directors shall not be personally liable to the Registrant or the

Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director; provided, that a director shall be liable for any breach of such director’s duty of loyalty to the Registrant or the Registrant’s stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases), or for any transaction from which such director derived an improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description of Document

5.1	Opinion of Conner & Winters, LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Conner & Winters, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	SemGroup Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement, filed on April 19, 2013).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on the 11th day of July, 2013.

SEMGROUP CORPORATION

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald Senior Vice President and Chief Financial Officer

Each of the undersigned officers and directors of SemGroup Corporation, a Delaware corporation, whose signature appears below hereby constitutes and appoints Norman J. Szydlowski, Robert N. Fitzgerald and Candice L. Cheeseman, and each of them, as his or her true and lawful attorneys-in-fact and agents, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John F. Chlebowski John F. Chlebowski	Director and Chairman of the Board	July 11, 2013

/s/ Norman J. Szydlowski Norman J. Szydlowski	Director, President and Chief Executive Officer (Principal Executive Officer)	July 11, 2013

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 11, 2013

/s/ Paul F. Largess Paul F. Largess	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	July 11, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director	July 11, 2013

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director	July 11, 2013

/s/ Karl F. Kurz Karl F. Kurz	Director	July 11, 2013

/s/ James H. Lytal James H. Lytal	Director	July 11, 2013

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director	July 11, 2013

EXHIBIT INDEX

Exhibit No.	Description of Document

5.1	Opinion of Conner & Winters, LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Conner & Winters, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	SemGroup Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement, filed on April 19, 2013).